UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2024

ANNEXON, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39402	27-5414423
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Sierra Point Parkway, Bldg C, Suite 200

Brisbane, California 94005

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 822-5500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ANNX	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.	Regulation FD Disclosure.

As reported under Item 8.01 of this Current Report on Form 8-K, on June 4, 2024, Annexon, Inc. (“Annexon” or the “Company”) issued a press release (the “GBS Phase 3 Press Release”) to report topline results from its randomized placebo-controlled pivotal Phase 3 trial in patients with Guillain-Barre syndrome (“GBS”). A copy of the GBS Phase 3 Press Release is furnished hereto as Exhibit 99.1 and is incorporated herein by reference.

A copy of the related presentation is posted on the Company’s website and is furnished herewith as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated by reference herein.

This information in this Item 7.01 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

Item 8.01.	Other Events.

On June 4, 2024, Annexon announced positive topline results from a randomized placebo-controlled pivotal Phase 3 clinical trial in patients with GBS. The Phase 3 trial met its primary endpoint, with a single infusion of ANX005 30 mg/kg achieving a statistically significant 2.4-fold improvement on the GBS-disability scale (“GBS-DS”) (proportional odds analysis, week 8, p = 0.0058). ANX005 30 mg/kg treatment also demonstrated improvements versus placebo on key secondary endpoints, including early gains in muscle strength (day 8, p < 0.0001* and week 8, p = 0.0351*) and a median of 28 fewer days on artificial ventilation (through week 26, p = 0.0356*). Additionally, ANX005 30 mg/kg demonstrated an early reduction in the prespecified analysis of serum levels of neurofilament light chain, a biomarker of nerve damage (11.2% reduction relative to placebo between weeks 2–4, p = 0.03*) and a 31-day reduction in the median time to walk independently (week 26, p = 0.0211*), each of which are important clinical care outcomes. (* nominal)

The randomized, placebo-controlled Phase 3 trial, which enrolled 241 subjects in Bangladesh and the Philippines, evaluated two doses of ANX005, 30 mg/kg and 75 mg/kg, which both delivered rapid and complete suppression of complement activity but differed in duration of C1q inhibition. The 30 mg/kg dose lasted one week and the 75 mg/kg dose lasted two to three weeks. ANX005 75 mg/kg outperformed placebo on multiple endpoints, however, it was not statistically significant on the primary endpoint of GBS-DS at week 8 (p = 0.5548). The two dose levels were evaluated based on findings in the earlier Phase 1b proof-of-concept study, which showed efficacy in pooled analysis of both shorter and longer duration of ANX005 C1q inhibition. Because classical complement drives tissue damage in the early phase of disease, while facilitating nerve repair after acute nerve injury, the strong positive Phase 3 results with the 30 mg/kg dose resulting in one week of C1q inhibition appeared to define the optimal treatment window.

The clinical safety and tolerability findings of ANX005 at both doses in the Phase 3 study support a generally well-tolerated profile with no new safety signals. The majority of adverse events were mild Grade 1 to moderate Grade 2 events. The most common treatment-related adverse events were infusion related reactions (30.4%) that were mostly mild transient rashes. There were no autoimmune related adverse events and no drug-related deaths or serious infections observed.

The GBS Phase 3 study was conducted in Bangladesh and Philippines due to the high prevalence of GBS and limited access to standard of care intravenous immunoglobulin. Based on feedback from the U.S. Food and Drug Administration (“FDA”), Annexon has initiated a real-world evidence (“RWE”) protocol with International Guillain-Barré Syndrome Outcomes Study to establish comparability between Phase 3 participants and Western patients. RWE data and a potential biologics license application submission with the FDA are expected in the first half of 2025. Annexon plans to present the Phase 3 data at the 2024 Peripheral Nerve Society Annual Meeting on June 25, 2024.

GBS is a rapid and acute neurological disease with a narrow therapeutic window that results in the hospitalization of over 22,000 people annually in the U.S. and Europe. The significant and long-term disease burden associated with GBS on patients, caregivers, hospitals and payers has led to a multi-billion-dollar annual economic cost to the U.S. healthcare system. Currently, there are no approved treatments for GBS by the FDA.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated June 4, 2024, titled “Annexon Announces Positive Topline Results from Pivotal Phase 3 Trial for First-in-Class C1q Blocking Antibody ANX005 in Guillain-Barré Syndrome.”

99.2	Annexon, Inc. Presentation dated June 2024

104.1	Cover Page Interactive Data File, formatted in inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 4, 2024		Annexon, Inc.

	By:	/s/ Jennifer Lew
Jennifer Lew
Executive Vice President and Chief Financial Officer